SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Devonshire Trust
(Name of Registrant as Specified In Its Charter)

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Important Proxy Materials

PLEASE CAST YOUR VOTE NOW!

Fidelity® Equity Income Fund

Fidelity Real Estate Investment Portfolio

Fidelity Structured Large Cap Growth Fund

Fidelity Structured Large Cap Value Fund

Fidelity Structured Mid Cap Growth Fund

Fidelity Structured Mid Cap Value Fund

Fidelity Utilities Fund

Spartan® Tax-Free Bond Fund

Dear Shareholder:

I am writing to let you know that a special meeting of shareholders of the Fidelity funds mentioned above will be held on November 13, 2002. The purpose of the meeting is to vote on several important proposals that affect the funds and your investment in them. As a shareholder, you have the opportunity to voice your opinion on the matters that affect your funds. This package contains information about the proposals and the materials to use when voting by mail.

Please read the enclosed materials and cast your vote on the proxy card(s). Please vote your shares promptly. Your vote is extremely important, no matter how large or small your holdings may be.

All of the proposals have been carefully reviewed by the Board of Trustees. The Trustees, most of whom are not affiliated with Fidelity, are responsible for protecting your interests as a shareholder. The Trustees believe these proposals are in the best interests of shareholders. They recommend that you vote for each proposal.

The following Q&A is provided to assist you in understanding the proposals. Each of the proposals is described in greater detail in the enclosed proxy statement.

Voting is quick and easy. Everything you need is enclosed. To cast your vote, simply complete the proxy card(s) enclosed in this package. Be sure to sign the card(s) before mailing it in the postage-paid envelope. You may also vote your shares by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card(s), enter the control number found on the card(s), and follow the recorded or online instructions.

If you have any questions before you vote, please call Fidelity at 1-800-544-3198. We'll be glad to help you get your vote in quickly. Thank you for your participation in this important initiative.

Sincerely,

Edward C. Johnson 3d

Chairman and Chief Executive Officer

Important information to help you understand and vote on the proposals

Please read the full text of the enclosed proxy statement. Below is a brief overview of the proposals to be voted upon. Your vote is important. We appreciate your placing your trust in Fidelity and look forward to helping you achieve your financial goals.

What proposals am I being asked to vote on?

You may be asked to vote on the following proposals:

1. To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.

2. To authorize the Trustees to increase the maximum number of Trustees.

3. To authorize the Trustees to clarify the scope of the Trustees' authority regarding mergers, consolidations, incorporations, and reorganizations.

4. To authorize the Trustees to enter into management contracts on behalf of a new fund.

5. To elect a Board of Trustees.

6. To approve an amended sub-advisory agreement with Fidelity Management & Research (U.K.) Inc. for Fidelity Equity-Income Fund, Fidelity Real Estate Portfolio, and Fidelity Utilities Fund.

7. To approve an amended sub-advisory agreement with Fidelity Management & Research (Far East) Inc. for Fidelity Equity-Income Fund, Fidelity Real Estate Portfolio, and Fidelity Utilities Fund.

8. To change Fidelity Utilities Fund's from a diversified fund to a non-diversified fund.

9. To amend Fidelity Equity-Income Fund's, Fidelity Real Estate Portfolio's, and Fidelity Utilities Fund's fundamental investment limitation concerning underwriting.

10. To amend Fidelity Equity-Income Fund's, Fidelity Real Estate Portfolio's, and Fidelity Utilities Fund's fundamental investment limitation concerning lending.

What is Article VIII, Section 4 of the Declaration of Trust? (Proposal 1)

Section 4 of Article VIII allows shareholders to bring derivative action on behalf of the Trust only after making a pre-suit demand upon the Trustees to bring the subject action. A pre-suit demand on the Trustees is excused only if the majority of the Trustees have a personal financial interest in the action.

The Trustees seek to ensure that they retain the ability to manage the affairs of the fund, including control of derivative actions that are brought on behalf of the fund. This provision in the amendment will resolve any legal uncertainty by expressly stating that a Trustee shall not be deemed to have a personal financial interest or otherwise be disqualified from considering a pre-suit demand due to his or her service on multiple fund boards of trustees. Continuing the effectiveness of the amendment will not alter in any way the Trustees' existing fiduciary obligation to act with due care and in shareholders' interests.

Why are the funds proposing to increase the maximum number of Trustees? (Proposal 2)

The proposal asks shareholders to approve an increase in the Board of Trustees from a maximum number of twelve to a maximum number of fourteen. This increase, if approved, will allow the Board to better organize itself and its committees in overseeing management of Fidelity funds.

What is the scope of the Trustees' authority regarding mergers, consolidations, incorporations, and reorganizations? (Proposal 3)

Article XII, Sections 4.3 and 4.4 of the New Declaration of Trust would provide the Trustees with additional flexibility with respect to classes and a portion of the trust or its series or classes which will allow the Trustees to respond more quickly to changes without the cost of an additional shareholder meeting. The New Declaration of Trust does not give the Trustees the authority to merge a fund or class with another operating mutual fund or sell all or a portion of a class or fund's assets to another operating mutual fund without first seeking shareholder approval.

What does it mean to enter into management contracts on behalf of a new fund? (Proposal 4)

The New Declaration of Trust would allow the Trustees, on behalf of a new fund, to enter into a management contract with FMR if permitted by the SEC. The Current Declaration of Trust requires the vote of a majority of the outstanding voting securities of a fund to initially approve such a contract. The SEC permits the sole initial shareholder, usually FMR or an affiliate, to approve the initial management contract rather than the fund's public shareholders.

Adoption of the new Declaration of Trust will not alter the Trustees' existing fiduciary obligations to act with due care and in the interests of shareholders, nor will it result in any changes in the investment policies described in the funds' current prospectus.

What role does the Board play? (Proposal 5)

The Trustees oversee the investment policies of the fund. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed in the proxy statement. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the fund.

What is a sub-advisory agreement and how will the proposed amended sub-advisory agreements with FMR U.K. and FMR Far East affect Fidelity Equity-Income Fund, Fidelity Real Estate Portfolio, and Fidelity Utilities Fund. (Proposals 6 & 7)

Generally, the sub-advisory agreements allow FMR increased access to more specialized investment expertise in foreign markets. Each fund's amended sub-advisory agreement would allow FMR, FMR U.K, FMR Far East, and the trust, on behalf of each fund, to allow future modifications of the agreement without a shareholder vote, subject to requirements of the 1940 Act. Under each fund's present agreement, FMR U.K and FMR Far East act as investment consultants to FMR and supply FMR with investment research information and portfolio management advice as FMR reasonably requests on behalf of each fund. FMR U.K and FMR Far East provide investment advice and research services with respect to issuers located outside of the United States, focusing primarily on companies based in Europe and the Far East, respectively.

Why is Fidelity Utilities Fund proposing to change from a diversified fund to a non-diversified fund? (Proposal 8)

The primary purpose of this proposal is to give the fund greater flexibility to invest over 5% of its assets in a larger number of issuers, in particular, issuers in the utilities industry. This flexibility will allow the fund, when appropriate, to match or overweight positions relative to its benchmark index. We hope this will enable the fund to further take advantage of market opportunity within the utilities industry.

Why are Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, and Fidelity Utilities Fund amending their fundamental investment limitation concerning underwriting? (Proposal 9)

The primary purpose of the proposal is to clarify that the funds are not prohibited from investing in other investment companies. The proposal also serves to conform each fund's fundamental investment limitation concerning underwriting to a limitation which is expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation is not expected to affect the way in which the funds are managed, the investment performance of the funds, or the securities or instruments in which the funds invest.

Why are Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, and Fidelity Utilities Fund amending their fundamental investment limitation concerning lending? (Proposal 10)

The primary purpose of this proposal is to revise the funds' fundamental lending limitation to conform to a limitation expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation on lending is not expected to affect the way in which the funds are managed, the investment performance of the funds, or the instruments in which the funds invest. However, the proposed limitation would clarify that acquisitions of loans, loan participations or other debt instruments are not considered lending.

Has the fund's Board of Trustees approved each proposal?

Yes. The Board of Trustees has unanimously approved all of the proposals and recommends that you vote to approve them.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you own of a fund on the record date. The record date is September 16, 2002.

How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s) and mailing it in the enclosed postage paid envelope. You may also vote by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card(s), enter the control number found on your card(s), and follow the recorded or online instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-800-544-3198.

How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."